Exhibit (h)(7)

AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT, effective as of the last date on the signature block (the “Effective Date”), to the Transfer Agent Servicing Agreement, dated as of December 16, 2024, as amended (the "Transfer Agent Agreement"), is entered into by and between TORTOISE CAPITAL SERIES TRUST, a Maryland statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("Fund Services").

RECITALS

WHEREAS, the parties have entered into the Transfer Agent Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the Transfer Agent Agreement to add the following Series of the Trust; and

•	Tortoise MLP ETF
•	Tortoise Nuclear Renaissance ETF

WHEREAS, Section 13 of the Transfer Agent Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that as of the close of business on the Effective Date, Exhibit A of the Transfer Agent Agreement is superseded and replaced with the Exhibit A attached hereto.

Except to the extent amended hereby, the Transfer Agent Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

TORTOISE CAPITAL SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jeffrey Kruske	By:	/s/ Gregory Farley

Printed Name:	Jeffrey Kruske	Printed Name:	Gregory Farley

Title:	Secretary	Title:	Senior Vice President

Date:	12/2/2025	Date:	12/5/2025

Exhibit A to the

Transfer Agent Servicing Agreement

Separate Series of Tortoise Capital Series Trust

Name of Series

Tortoise Electrification Infrastructure ETF (fka Tortoise Essential Energy Fund)

Tortoise North American Pipeline Fund

Tortoise Energy Fund

Tortoise Global Water Fund

Tortoise AI Infrastructure ETF

Tortoise MLP ETF

Tortoise Nuclear Renaissance ETF

[1]	Name change effective January 1, 2026.

2